EXHIBIT 99.2

Solar Capital Ltd. Acquires Kingsbridge Holdings LLC; Expands Specialty Finance Platform

NEW YORK, Nov. 05, 2020 (GLOBE NEWSWIRE) -- Solar Capital Ltd. (NASDAQ: SLRC) (the “Company” or “Solar Capital”) announced that on November 3, 2020, it acquired a majority stake in Kingsbridge Holdings LLC ("Kingsbridge") from TZP Capital Partners II, LP and its affiliates and the Kingsbridge management team. Kingsbridge, based in Lake Forest, Illinois, is a leading independent lessor of information technology, industrial, healthcare, and commercial essential-use equipment to a diverse set of high credit quality customers. With the acquisition, Solar Capital will have invested approximately $216 million, in a combination of approximately $136 million of equity and $80 million of debt, to acquire 87.5% of Kingsbridge in partnership with the Kingsbridge management team which is rolling a portion of their equity ownership as part of the transaction.

The addition of Kingsbridge, with its highly experienced team and scalable infrastructure, further enhances the Company's diversified specialty finance platform. Solar Capital directly sources and underwrites cash flow, asset-based, and life science loans, and equipment financings; and now lease transactions with primarily investment grade rated counterparties. Pro forma for the Kingsbridge acquisition, approximately 84% of the Company’s comprehensive portfolio would have been comprised of specialty finance investments at September 30, 2020.

Kingsbridge was founded in 2006 by the management team and has underwritten over $1 billion of leases since inception. At September 30, 2020, Kingsbridge’s highly diversified portfolio of leases totaled approximately $440 million, with an average funded exposure of approximately $850,000 per obligor, and was 100% performing. Over 70% of Kingsbridge’s portfolio is invested in assets leased by investment grade borrowers.

Kingsbridge is expected to distribute substantially all of its net earnings on a quarterly basis. Solar Capital Partners LLC (“SCP”) anticipates the investment in Kingsbridge will generate a blended cash yield of 10% to 11% on average, consistent with SCP’s existing specialty finance strategies. The Company’s debt and equity investments in Kingsbridge are expected to generate approximately $20 million of gross income in 2021. These investments are also expected to be classified as qualifying assets for the Company. The acquisition is being funded with available capacity under Solar Capital's revolving credit facility, which currently carries an approximate marginal effective interest rate of 2.00%. Pro forma for the acquisition and based on the funded debt balance at September 30, 2020, Solar Capital's leverage would have been 0.77x debt-to-equity.

“This acquisition furthers Solar Capital’s strategy of adding unique finance businesses to the platform,” said Mitch Soiefer, Partner and Head of Lender Finance at SCP, the Company’s investment advisor. "During our two year loan investment in Kingsbridge, we gained a deep understanding of the business and developed a good relationship with its phenomenal management team. We were able to see firsthand its strong track record which has continued through the COVID-19 crisis.”

"Kingsbridge’s business model of providing leases for mission critical equipment complements our existing leasing business while providing Solar Capital with exposure to a new predominantly investment grade customer base,” said Cedric Henley, Partner and Chief Risk Officer of Specialty Finance for SCP. "Additionally, their sourcing capabilities enhance Solar Capital's ability to originate investments across multiple business lines in order to find the best risk reward while increasing the earnings power of the Company’s portfolio.”

"We are excited about the opportunity to expand Kingsbridge’s relationship with Solar Capital and the growth opportunities our partnership provides the Kingsbridge platform going forward," said Dan Flagstad, Co-founder and Co-Chief Executive Officer of Kingsbridge. "Solar Capital's stable, long-term funding will enhance Kingsbridge’s ability to provide innovative financing solutions to its clients."

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U. S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets. For more information, please visit www.solarcapltd.com.

About Kingsbridge

Kingsbridge Holdings is a leading independent lessor of information technology, industrial, healthcare, and commercial essential-use equipment to a diverse set of high credit quality customers. Kingsbridge provides intelligent, independent financing solutions and asset management expertise to help customers make informed decisions regarding equipment acquisition. With the view that every transaction requires customized attention, the firm's ability to bring superior structuring and transaction management offerings to its customers has made Kingsbridge a go-to source for leasing and financing solutions. Kingsbridge is based in Lake Forest, Illinois. For more information, please visit www.kingsbridgeholdings.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s or Kingsbridge’s future performance or financial condition. These statements are not guarantees of the Company’s or Kingsbridge’s future performance, financial condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on the Company’s or Kingsbridge’s business, portfolio companies and the global economy. Solar Capital and Kingsbridge operate in a very competitive and rapidly changing environment, in which new risks emerge from time to time. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: (i) Kingsbridge’s ability to maintain its historical financial performance, (ii) departures of key members of the Kingsbridge management team following closing, and (iii) material adverse changes to the portfolio of assets held by Kingsbridge as of or following the closing. For a more detailed discussion of factors related to Solar Capital's business, see the information under the caption "Risk Factors" in Solar Capital's most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Solar Capital undertakes no duty to update any forward-looking statements made herein, unless required to do so by applicable law.

Contact
Solar Capital Ltd.
Investor Relations
(646) 308-8770